Exhibit 3.46

OPERATING AGREEMENT OF
NBTY AVIATION, LLC

THIS OPERATING AGREEMENT (this “Agreement”), is made and entered into as of December 1, 2003 by NBTY, Inc.

W I T N E S S E T H:

WHEREAS, NBTY Aviation, LLC (the “Company”) was formed as a limited liability company by the filing of a certificate of formation with the Secretary of State of Delaware on December 1, 2003, in accordance with the provisions of the Delaware Limited Liability Company Act; and

WHEREAS, the parties hereto desire to set forth herein their agreements regarding the manner in which such limited liability company shall be governed and operated.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101, et.seq.), as amended from time to time.

“Additional Capital Contribution” means a Capital Contribution required to be made pursuant to Section 6.2 hereof.

“Adjusted Capital Account Deficit” of a Member or Assignee means the deficit balance, if any, in a Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)            Increase such Capital Account by any amounts which such Person is obligated to restore to the Company pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the next to the last sentence of Section 1.704-2(g)(1) of the Regulations or the next to the last sentence of Section 1.704-2(i)(5) of the Regulations; and

(ii)            Decrease such Capital Account by the amount of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1,
704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Agreement” means this Operating Agreement as amended from time to time.

“Assignee” means an assignee of Units who has not been admitted as a Substitute Member.

“Bankrupt Member” means a Member who: (i) has become the subject of a decree or order for relief under any bankruptcy, insolvency, or similar law affecting creditors’ rights now existing or hereafter in effect; or (ii) has initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief.

“Book Value” means the excess of the Company’s assets over the Company’s liabilities, as of the end of the month which precedes the occurrence of the triggering event, determined under the accrual method of accounting. The result will be divided by the number of Units issued and outstanding to arrive at the Book Value Per Unit.

“Budget” means any budget approved by a Controlling Interest of the Members.

“Capital Account” means the amount of cash and fair market value of property (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) that a Member or Assignee has contributed to the Company as Capital Contributions Pursuant to ARTICLE 6 hereof, adjusted as follows:

(i)            The Capital Account shall be increased by all Profits allocated to such Person pursuant to ARTICLE 7 hereof.

(ii)           The Capital Account shall be decreased by (a) the amount of cash and the fair market value of all property distributed to such Person by the Company (net of liabilities securing such distributed property that such Person is considered to assume or take subject to under Section 752 of the Code) and (b) all Losses allocated to such Person pursuant to ARTICLE 7 hereof.

(iii)          The Capital Account shall be credited in the case of an increase or debited in the case of a decrease to reflect such Person’s allocable share of any adjustment to the adjusted basis of Company assets pursuant to Section 734(b) of the Code to the extent provided by Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(iv)          The Capital Account shall be adjusted in any other manner required by Section 1.704-1(b)(2)(iv) of the Regulations or otherwise, in order to be deemed properly maintained for federal income tax purposes.

(v)           Capital Accounts shall bear interest at the Default Interest Rate.

(vi)          The transferee of Units shall succeed to the Capital Account attributable to the Units transferred.

“Capital Contribution” means any contribution of property or services to the Company made by or on behalf of a Member or Assignee pursuant to ARTICLE 6 hereof.

“Certificate of Formation” means the certificate of formation of the Company filed on December 1, 2003 with the Secretary of State, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the obligation of a Member or Assignee to make a Capital Contribution, including an Additional Capital Contribution.

“Company” has the meaning set forth in the Recitals hereto.

“Company Liability” means any enforceable debt or obligation for which the Company is liable or which is secured by any Company property.

“Company Minimum Gain” means the aggregate amounts of gain which would be realized by the Company if it disposed of all property subject to Nonrecourse Liabilities in full satisfaction of such liabilities. Such amounts shall be calculated as described in Section 1.704-2(d)(1) of the Regulations.

“Contributing Members” means those Members making contributions as a result of the failure of a Delinquent Member to fulfill a Commitment as described in ARTICLE 6 hereof.

“Controlling Interest” means, at any given tune, Members (or, if the context expressly designates a smaller group of Members, such group of Members) holding in the aggregate more than sixty-five percent (65%) of the outstanding Units held by such Members.

“Default Interest Rate” means, at a given time, the prime or base corporate lending rate then quoted by [Bank One, Indianapolis, N.A.], plus two (2) percent, adjusted annually on January 1st.

“Delinquent Member” means a Member or Assignee who has failed to meet the Commitment of that Member or Assignee.

“Distribution” means a transfer of property to a Member or Assignee on account of Units as described in ARTICLE 7 hereof.

“Dissociation” means any action which causes a Person to cease being a Member as described in ARTICLE 11 hereof.

“Dissolution Event” means an event, the occurrence of which will result in the dissolution of the Company under ARTICLE 12 hereof.

“Fiscal Year” means the taxable year of the Company.

“Managing Member” means NBTY, Inc.

“Member” means any Person (i) who has signed this Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Agreement and (ii) who holds Units in the Company.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations.

“Nonrecourse Liability” means any Company Liability (or portion thereof) for which no Member or Assignee bears the economic risk of loss as determined in accordance with Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations (without regard to whether those Sections apply to such liability).

“Person” means a natural person, trust, estate, partnership, limited liability company, or any incorporated or unincorporated organization.

“Profits” and “Losses” for any Fiscal Year means the net income or net loss of the Company for such Fiscal Year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the Company for federal income tax purposes adjusted as follows:

(i)            Tax-exempt income as described in Section 705(a)(1)(B) of the Code realized by the Company during such fiscal year shall be taken into account as if it were taxable income;

(ii)           Expenditures of the Company described in Section 705(a)(2)(B) of the Code for such year, including items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account as if they were deductible items;

(iii)          Items that are specially allocated under Section 7.3(f) shall not be taken into account;

(iv)          With respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed in accordance with the provisions of Section 1.704-1(b)(2)(iv)(g) of the Regulations by computing depreciation, amortization, gain, or loss upon the fair market value of such property on the books of the Company;

(v)           With respect to any property of the Company which has been revalued as required or permitted by the Regulations under Section 704(b) of the Code, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation;

(vi)          The difference between the adjusted basis for federal income tax purposes and the fair market value of any asset of the Company shall be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Member acquires an additional interest in the Company in exchange for a contribution to capital of the Company; or (ii) such asset of the Company is distributed to a Member pursuant to Section 7.5 or as consideration for a reduction of such Member’s interest in the Company or in liquidation of such interest as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(vii)         Interest paid on loans made to the Company by a Member and salaries, fees, and other compensation paid to any Member shall be deducted in computing Profit and Loss.

“Regulations” except where the context indicates otherwise, means the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be changed from time to time.

“Related Person” means a person having a relationship to a Member that is described in Section 1.752-4(b) of the Regulations.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Substitute Member” means an Assignee who has been admitted as a Member.

“Transfer” means any transfer, sale, gift, assignment, pledge, granting of a security interest in, or other disposition of Units, including any disposition by operation of law.

“Unit” means an interest of a Member or Assignee in the Profits, Losses, and Distributions of the Company as determined in accordance with this Agreement. As of the date of this Agreement, the Company has one thousand (1,000) Units outstanding. The number of Units initially issued to each Member in exchange for their Initial Capital Contribution is set forth on Exhibit A which shall be amended in the event that the Company issues additional Units or acquires any outstanding Units.

ARTICLE 2

FORMATION

2.1           Name.  The name of the Company is “NBTY Aviation, LLC”.

2.2           Principal Place of Business.  The Company’s principal place of business is at 90 Orville Drive, Bohemia, NY 11716, or such other place or places as the Members may hereafter determine.

2.3           Agent.  The name and address of the Company’s registered agent located in Delaware is as set forth in the Certificate of Formation of the Company.

2.4           Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation and, subject to the provisions hereof and the applicable provisions of the Act, shall have perpetual existence.

2.5           Purpose.  The purpose of the Company shall be:

(a)            To invest in and hold investments and other property and any other related activities.

(b)           To pursue any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the benefit of the Company or the protection of its assets which is a lawful act or activity for which limited liability companies may be formed under the Act.

(c)            To exercise all powers which may be legally exercised under the Act.

(d)           To engage in any activities reasonably necessary or convenient to the foregoing and permitted by the Act.

ARTICLE 3
ACCOUNTING AND RECORDS

3.1           Records to be Maintained.  The Company shall maintain the following records at its administrative office:

(a)           A list of the full name and last known mailing address of each Member and Assignee from the date of organization;

(b)           Copies of the Company’s federal, state, and local income tax returns and financial statements, if any, for the three (3) most recent years, or if the returns and statements were not prepared, copies of the information and statements provided by Members to enable them to prepare their federal, state, and local tax returns for the same period;

(c)           Copies of this Agreement, the Certificate of Formation and all amendments thereto and copies of any written operating agreements no longer in effect; and

(d)           Any other agreements or documents required by the Act or this Agreement.

3.2           Accounts.  The Company shall maintain appropriate books and records, kept in accordance with generally accepted accounting principles and a record of the Capital Account for each Member and Assignee in accordance with ARTICLE 6 hereof. Upon prior written notice to the Managing Member or other custodian of the Company’s records, and during normal business hours, each Member shall have the right to inspect and copy any books and records of the Company.

3.3           Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year.

3.4           Reports.  The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency.

ARTICLE 4

MANAGEMENT

4.1           Management Rights.  The business and affairs of the Company shall be managed in accordance with the Act by the Members as specified in this ARTICLE or by any other

Member or group of Members. Any actions required to be taken or approved by the Members shall be subject to the provisions of ARTICLE 5 hereof.

4.2           The Management.  The Members shall conduct the day-to-day business affairs of the Company, subject to any resolutions adopted by the Members and to the Act.

4.3           General Authority of Members.  The Members shall manage the Company and shall have authority, power, and discretion to make all decisions and to do anything that the Members deem reasonably necessary in light of the Company’s business and objectives as permitted under the Act.

4.4           Specific Authority of Members.  In addition to the general powers of Section 4.3, the Member shall, subject to the Act, have specific authority to:

•                                          Institute, prosecute, and defend in any proceeding in the Company’s name;

•                                          Purchase, receive, lease, own, hold, improve, use, and engage in other dealing with, property, wherever located;

•                                          Sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of property;

•                                          Enter into contracts and guaranties; incur liabilities; borrow money; issue notes, bonds and other obligations; and secure any of the Company’s obligations by mortgage or pledge of Company property or income;

•                                          Lend money, invest and reinvest Company funds, and receive and hold property as security for repayment, including loans and other help to Members, officers, employees, and agents;

•                                          Conduct the Company’s business, establish Company offices, and exercise the Company’s powers within or without Delaware;

•                                          Appoint, define duties, and establish compensation of employees and agents of the Company, if any;

•                                          Pay pensions and establish pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for all or any current or former Members, employees, and agents of the Company;

•                                          Pay compensation, or additional compensation, to any Members and employees for current or previously rendered services to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;

•                                          Purchase life insurance covering the life of any of the Company’s Members or employees for the benefit of the Company;

•                                          Purchase liability and other insurance to protect the Company’s property and business;

•                                          Participate in partnership agreements, joint ventures, limited liability companies, or other associations of any kind with any person or entity;

•                                          Indemnify Members or any other person.

4.5           Compensation of Members.  There shall not be any salary or other compensation of the Members.

4.6           Standard of Care of Members.  The Members shall exercise best efforts and reasonable business judgment in managing the business of the Company. Unless fraud, deceit, gross negligence, willful misconduct, or a wrongful taking shall be proven by a nonappealable court order, judgment, decree or decision, the Members shall not be liable for any mistake of fact or judgment or for any act of the failure to act by the Members in conducting the business of the Company that may cause or result in loss or damage to the Company or its Members. There is no guarantee of the return of the Members’ capital contributions or a profit for the Members. The Members shall not be responsible to any Members because of a loss of their investments unless the loss shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by the Members and proved as set forth above.

4.7           No Exclusive Duty to Company.  The Members may have other business interests and may engage in other ventures in addition to management of the Company. Neither the Members nor the Company shall have any right, except as otherwise provided by law, to share the income or proceeds or otherwise participate in such other business interests or ventures. The Members shall incur no liability to the Company or to any of the Members as a result of engaging in such other businesses or ventures.

4.8           Prohibited Acts.  Without the unanimous consent of Members, the Members shall not:

•                                          Do any act in contravention of this Operating Agreement;

•                                          Do any act that would make it impossible to conduct the business of the Company, except as otherwise provided in this Operating Agreement;

•                                          Confess a judgment against the Company;

•                                          Perform any act that subjects a Member to personal liability.

Notwithstanding the provisions of this Section 4.8, neither the Company, the Members or the Manager may act in contravention of the Act.

ARTICLE 5
MEMBERS

5.1           Liability of Members.  No Member shall be liable as such for the liabilities of the Company except as may be provided in the Act. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company unless otherwise specified by the Act.

5.2           Representations and Warranties.  Each Member hereby represents and warrants to each other Member that (a) the Member is acquiring the Units for the Member’s own account as an investment and without an intent to distribute the Units, and (b) the Member acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

5.3           Outside Interest.

(a)           The Members may engage, invest, participate or otherwise enter into other business ventures of every kind, nature and description, individually, with others or among themselves, including, without limitation, the ownership of, or investment in other entities engaged in business similar or identical to that of the Company, and neither the Company nor the other Members herein shall have any rights, by virtue of this Agreement, in or to any such activities, even if such activities are competitive with the Company business. The fact that the Managing Member is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company or from whom the Company may buy services, merchandise, supplies or other property, or the fact that such entity is employed or retained by the Managing Member in connection with other business ventures of the Managing Member shall not prohibit the Managing Member from employing such person, firm or corporation or from dealing with him or it on behalf of the Company, provided such arrangements are made on substantially the same terms as are available from or to an unrelated party.

5.4           Meetings of Members.  The Members shall meet annually on the first Friday of April or at such other time as shall be determined by resolution of the Members for the purpose of transacting such business as may come, before the meeting; provided, however, the failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of the Members, for any purpose or purposes, may be called by any Member or Members holding at least twenty-five percent (25%) of the outstanding Units. The Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. Members may participate in any annual or special meeting through the use of any means of communications by which all of the Members may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

5.5           Notice and Record Date of Meetings.  Except as otherwise provided herein, written or oral notice stating the place, day, and hour of a meeting and the purpose or purposes for which the meeting is called shall be given not less than ten and nor more than fifty days before the date of the meeting to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Members may waive prior notice by attending the meeting or by executing a written waiver of notice before or after the meeting. The date on which notice of the meeting is mailed shall be the record date for such determination of Members entitled to notice of or to vote at any meeting of Members.

5.6           Quorum.  A Controlling Interest of the Members represented in person or by proxy, shall constitute a quorum at any meeting of Members. If a quorum is present, the affirmative vote of a Controlling Interest of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Certificate of Formation or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote upon any such matter and their Units shall be counted in the determination of whether the requisite matter was approved by the Members.

5.7           Proxies.  At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managing Member, or if none by the Member acting as Chairman of the meeting, before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

5.8           Action by Members Without a Meeting.  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action, taken, signed by the Members approving such action and delivered to the Managing Member or other custodian of the Company’s records for filing with the Company records. Unless an action requires unanimous approval, the written consent will be effective upon approval by Members holding the number of Units necessary to approve the action. Any action taken under this Section 5.8 is effective when the Members holding the number of necessary Units have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

5.9           Withdrawal of Member.  No Member shall have the authority to withdraw as a Member without the prior written consent of Members holding a controlling interest.

ARTICLE 6
CONTRIBUTIONS AND COMMITMENTS

6.1           Initial Capital Contributions.  Concurrently with the execution of this Agreement, each Member has made an Initial Capital Contribution in cash or property having a fair market value in the amount set forth opposite his name on Exhibit A.

6.2           Additional Capital Contributions.  The Members may, with the unanimous consent of all Members, require each Member to make Additional Capital Contributions in the ratio of their respective Units to meet further capital needs of the Company. In addition, each Member may make additional Capital Contributions in its discretion from time to time.

ARTICLE 7
ALLOCATIONS AND DISTRIBUTIONS

7.1           Allocations of Profits.  Except as provided in Sections 7.3 and 7.4 and subject to applicable law (including the Act), Profits and other items of income and gain shall be allocated as follows:

(a)           First, if any Member or Assignee has a deficit balance in his Capital Account, then Profits shall be allocated in proportion to the deficit balances of their Capital Accounts until the Capital Accounts of all Members and Assignees have been increased to zero.

(b)           Second, Profits shall be allocated so that the Capital Accounts of the Members and Assignees are proportionate to their Units.

(c)           Thereafter, Profits shall be allocated in proportion to the Units.

7.2           Allocation of Losses.  Except as provided in Sections 7.3 and 7.4 and subject to applicable law (including the Act), losses and other items of loss and deduction shall be allocated as follows:

(a)           First, Losses shall be allocated among Members and Assignees with a positive balance in their Capital Accounts so that all the Capital Accounts are proportionate to the Units.

(b)           Second, Losses shall be allocated among the Members and Assignees with a positive balance in their Capital Accounts in proportion to their Units until all Capital Accounts have been reduced to zero.

(c)           Third, Losses shall be allocated among the Members and Assignees so that the deficit balance of their Capital Accounts are proportionate to their Units.

(d)           Thereafter, Losses shall be allocated in proportion to the Units.

7.3           Special Allocations.  Subject to applicable law (including the Act), the following special allocations shall be made in the following order:

(a)           Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member and Assignee shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)           Except as otherwise provided in Section 1.704-1(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member and Assignee who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Section
1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)           If any Member or Assignee receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations that causes such Person to have an Adjusted Capital Account Deficit as of the end of any Fiscal Year or increases such Person’s Adjusted Capital Account Deficit, gross income and gain shall be allocated to such Member or Assignee in an amount and manner sufficient to eliminate such deficit as quickly as possible in accordance with Section 1.704-1(b)(2)(ii)(d) of the Regulations. Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion to the amounts of the Adjusted Capital Account Deficits. This subsection is intended to constitute a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

(d)           Nonrecourse Deductions for any Fiscal Year shall be specially allocated in proportion to the Units.

(e)           Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members or Assignees who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

(f)            For income tax purposes, any item of income, gain, loss, deduction, or credit with respect to any property (other than money) that has been contributed by a Member or Assignee to the capital of the Company and which is required to be allocated to Members and Assignees for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution, shall be allocated to the Members and Assignees for income tax purposes in the manner required by Section 1.704-1(b)(2)(iv)(g) of the Regulations. If the Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) or (g) of the Regulations with respect to a revaluation of any asset of the Company, subsequent allocations of income, gain, loss, and deduction, including without limitation depreciation or deductions for cost recovery with respect to such asset, shall take account of any variation between the then existing adjusted basis of such asset for federal income tax purposes and the fair market value of such asset as required by Section 1.704-1(b)(2)(iv)(g) of the Regulations.

(g)           Notwithstanding Section 7.2(c) and (d), losses shall not be allocated to the extent that such allocation would cause a Member or Assignee to have an Adjusted Capital Account Deficit or would increase such Person’s Adjusted Capital Account Deficit. Losses that are not allocated to a Member or Assignee by reason of the limitation in this subsection shall be allocated to the Members or Assignees to whom this limitation does not apply in proportion to their Units.

7.4           Curative Allocations.  The allocations set forth in Section 7.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this ARTICLE (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of income, gain, loss, or deduction in whatever manner he determines appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Person would have had if the Regulatory Allocations were not part of this Agreement. In exercising his discretion under this Section 7.4,  the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 7.3.

7.5           Distributions.  Distributions may be declared from time to time with the approval of a Controlling Interest of the Members, subject to applicable law (including the Act).  No Distributions may be declared or paid if, after giving effect thereto, either (a) the Company would not be able to pay its debts as they become due in the ordinary course of business; or (b) the Company’s total assets would be less than its total liabilities (including any amounts needed in connection with the winding-up of the Company to satisfy preferential rights superior to the rights of Members and Assignees to such Distribution). Distributions in anticipation of a Dissolution Event or subsequent to a Dissolution Event shall be made as provided in Section 12.3.  All other Distributions shall be allocated among the Members and Assignees in proportion to their Units.

7.6           Allocations and Distributions to New Members and Assignees.  If Units are transferred or if additional Units are issued to a new Member during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to such Units for such Fiscal Year shall be allocated to the Assignee or the new or Substitute Member in accordance with Section 706(d) of the Code and any other applicable law, using any conventions permitted by law and selected by the Managing Member. All Distributions on or before the date of a Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee. If a Transfer does not comply with the provisions of ARTICLE 9 hereof, then all of such items shall be allocated to the Person who attempted to make the Transfer.

ARTICLE 8
TAXES

8.1           Method of Accounting For Tax Purposes.  The records of the Company shall be maintained on the cash method of accounting for federal income tax purposes, unless otherwise agreed by the Managing Member.

8.2           Tax Matters Partner.  A Member shall be designated as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code, The designated tax Member shall take such actions as are necessary to cause each other Member and Assignee to become a “notice partner” within the meaning of Section 6223 of the Code. The designated tax Member shall not take any action contemplated by Sections 6223 through 6229 of the Code without the prior written consent of a Controlling Interest of the Members.

ARTICLE 9
TRANSFER OF UNITS; ACQUISITION OF UNITS BY COMPANY

9.1           No Transfers Permitted.  Except as specifically provided for in this ARTICLE, a Member may not Transfer all or any part of such Person’s Units. Any purported Transfer of Units not in compliance with this ARTICLE 9 shall be null and void.

9.2           Permitted Transfers.  In the event of the event of death or adjudication of a Member as a bankruptcy or incompetent, the interests of such deceased, bankrupt, incompetent Member shall descend to and shall vest in the transferees. Such transferee shall be deemed to be Assignee Member subject to the terms and conditions set forth in Paragraphs 9.3 and 9.4.

9.3           Rights and Liabilities of and Restrictions on Assignee.  No Assignee Member shall have the right to be shown as a Member of record of the Company, participate in the Company affairs, inspect the books of account of the Company, or exercise any other right of a Member until admitted as a Substitute Member.

9.4           Substitute Member.

(a)           Members holding a Controlling Interest shall have the power, in their absolute discretion, to admit as a Substitute Member any person who acquires all or any part of the interest of a Member.

(b)           The admission of an Assignee Member as a Substitute Member shall be conditioned upon the Assignee’s written acceptance and adoption of all of the terms and provisions of this Agreement. The Substitute Member shall succeed to all rights of the transferor to the extent of the interest transferred.

ARTICLE 10
ADDITIONAL MEMBERS

From the date of the formation of the Company, any Person acceptable to the Members holding a Controlling Interest may become a Member in this Company either by the issuance by the Company of Units for such consideration as the Members by their unanimous consent shall determine, or as an approved transferee of a Member’s Units or any portion thereof, subject to the terms and conditions of this Agreement.

ARTICLE 11
DISSOCIATION OF A MEMBER

11.1         Dissociation.  A Person shall cease to be a Member upon the happening of any of the following events:

(a)                                  The withdrawal of a Member;

(b)                                 A Member becoming a Bankrupt Member;

(c)                                  The death of a Member; or

(d)                                 as otherwise provided by the Act.

11.2         Rights of Dissociating Member.  In the event any Member dissociates prior to the dissolution and winding-up of the Company:

(a)           If the Dissociation causes a dissolution and winding-up of the Company under ARTICLE 12 hereof, the Member shall be entitled to participate in the winding-up of the Company to the same extent as any other Member except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the Dissolution and winding-up; and

(b)           If the Dissociation does not cause a dissolution and winding-up of the Company under ARTICLE 12 hereof, the Company shall acquire the Units of the dissociated Person on the terms of ARTICLE 9 hereof. Payment of the capital account will be made in 60 equal installments. Members holding a controlling interest may waive this provision and provide for a payment of capital accounts in cash.

ARTICLE 12
DISSOLUTION AND WINDING-UP

12.1         Dissolution.  The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

(a)           The unanimous written consent of all of the Members;

(b)           The expiration of the term, if any, set forth in the Certificate of Formation or herein;

(c)           The Dissociation of any Member, unless the business of the Company is continued with the written consent of a Controlling Interest of the remaining Members within 60 days after such Dissociation in a manner permitted by the Act; and

(d)           the entry of a decree of a judicial dissolution under the Act.

12.2         Effect of Dissolution.  Upon dissolution, the existence of the Company shall continue as permitted by the Act, but the Members shall wind up all of the Company’s affairs and proceed to liquidate all of the Company’s assets as promptly as is consistent with obtaining their fair value.

12.3         Distribution of Assets on Dissolution.  Upon the winding-up of the Company, the Company property shall be distributed in accordance with the Act:

(a)           To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company;

(b)           To Members and Assignees in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within 60 days of the end of the Company’s taxable year or, if later, within 90 days after the date of liquidation. Such Distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by a Controlling Interest of the Members.

12.4         Winding-Up and Certificate of Cancellation.  The winding-up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding-up of the Company, a certificate of cancellation shall be delivered to the Secretary of State for filing. The certificate of cancellation shall set forth the information required by the Act.

ARTICLE 13
INDEMNIFICATION

13.1        General.  The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, by reason of the fact that it is or was a Member of the Company, or who, while a Member of the Company, is or was serving at the request of the Company as a director, officer, partner, member, trustee, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties, and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred in accordance with such action, suit or proceeding, if such Member acted in good faith and in a manner reasonably believed by such Member to have been, in the case of conduct taken as a Member, in the best interest of the Company and in all other cases, not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, either such Person had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not meet the prescribed standard of conduct. The Company may also, with the consent of a Controlling Interest of the Members, indemnify any Assignee or employee or agent of the Company who is not a Member in the manner and to the extent that it shall indemnify Members pursuant to this section.

13.2        Authorization.  To the extent that a Member has been successful, on the merits or otherwise, in the defense of any action, suit, or proceeding referred to in Section 13.1, or in the defense of any claim, issue, or matter therein, the Company shall indemnify such Person against expenses (including counsel fees) actually and reasonably incurred by such Person in connection therewith. Any other indemnification under Section 13.1 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the Member, employee, or agent is permissible in the circumstances because such Person has met the applicable standard of conduct. Such determination may be made by either:  (a) a Controlling Interest of the Members who are not at the time parties to such action, suit, or proceeding; or (b) a third party designated by a Controlling Interest of the Members.

13.3        Reliance on Information.  For purposes of any determination under Section 13.1, a Person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.1 if the action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more Members or employees of the Company or another enterprise whom the Person reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, appraisers, or other persons as to matters reasonably believed to be within such person’s professional or expert competence; or (c) the board of directors or other governing body of another enterprise. The term “another enterprise” as used in this Section 13.3 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise of which such Person is or was serving at the request of the Company as a director, officer, partner, member, trustee, employee, or agent. The provisions of this Section 13.3 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 13.1.

13.4        Advancement of Expenses.  Expenses incurred in connection with any civil or criminal action, suit, or proceeding may be paid for or reimbursed by the Company in advance of the final disposition of such action, suit, or proceeding, as authorized in the specific case in the same manner described in Section 13.2, upon receipt of a written affirmation of the Member, employee, or agent’s good faith belief that such Person has met the standard of conduct described in Section 13.1 and upon receipt of a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this ARTICLE.

13.5        Non-Exclusive Provisions; Vesting.  The indemnification provided by this ARTICLE shall not be deemed exclusive of any other rights to which a Person seeking indemnification may be entitled. The right of any Person to indemnification under this ARTICLE shall vest at the time of occurrence or performance of any event, act, or omission giving rise to any action, suit, or proceeding of the nature referred to in Section 13.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration, or other modification of any or all of these provisions.

13.6        Definitions.  For purposes of this ARTICLE, serving an employee benefit plan at the request of the Company shall include any service as a director, officer, employee, or agent of an entity which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A Person who acted in good faith and in a manner reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Company” referred to in this ARTICLE. For purposes of this ARTICLE, “party” includes any individual who is or was a plaintiff, defendant, or respondent in any action, suit, or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit, or proceeding.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1        Entire Agreement.  This Agreement and the Certificate of Formation represent the entire agreement among all the Members.

14.2        Amendment or Modification of this Agreement.  This Agreement may be amended or modified from time to time only by a written instrument approved by a Controlling Interest of the Members except mat any amendment that would (i) increase the amount or accelerate dates for payment of any Capital Contributions required under ARTICLE 6, (ii) impose an additional liability on any Member, or (iii) modify Section 7.5, 12.3, or this Section 15.2 shall require the unanimous consent of the Members.

14.3        No Partnership Intended for Nontax Purposes.  The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership or a limited partnership. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

14.4        Rights of Creditors and Third Parties under this Agreement.  This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

14.5        Notices.  All notices required or permitted by this Agreement shall be in writing. Notice to the Company shall be given to its principal office or personally delivered to the Managing Member or other custodian of the Company’s records. Notice to a Member or Assignee shall be given or personally delivered to the Member or Assignee at the address reflected in the Company’s records unless such Member or Assignee has notified the Company in writing of a different address.

14.6        Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any provision of this Agreement.

14.7        Severability.  Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

14.8        Number and Gender.  All provisions and references to gender shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

14.9        Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, Successors and assigns.

14.10      Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all such parties executed the same document. All such counterparts shall constitute one agreement.

14.11      Applicable Law.  The validity of this Agreement and all rights, duties and obligations arising herefrom shall be governed by, and interpreted, construed and enforced in accordance with, the law of the State of Delaware.

Notwithstanding anything to the contrary set forth in this Agreement, if any provision of this Agreement shall conflict with the Act, the provisions of the Act shall be controlling.

IN WITNESS HEREOF, the undersigned members have executed this Operating Agreement of NBTY Aviation, LLC, this 1st day of December, 2003.

/s/ Harvey Kamil
Harvey Kamil, President of
NBTY, Inc.
Member

I hereby certify that this is a true, correct, and complete copy of the Operating Agreement of NBTY Aviation, LLC.

/s/ Harvey Kamil
Harvey Kamil, President of
NBTY, Inc.
Member

EXHIBIT A

	Initial
	Capital	Number of Units
Member	Contribution	of Interest
NBTY, Inc.	$1,000.00	1,000